SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2015

SCHOLASTIC CORPORATION

(Exact Name of Registrant as Specified in Charter)

000-19860

(Commission

File Number)

DELAWARE	13-3385513
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

557 BROADWAY, NEW YORK, NEW YORK	10012
(Address of Principal Executive Offices)	(Zip Code)

(212) 343-6100

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Stock and Asset Purchase Agreement

On April 23, 2015, Scholastic Corporation (the “Parent Seller”) and its wholly owned subsidiary, Scholastic Inc. (the “Seller,” and together with the Parent Seller, the “Sellers”), entered into a Stock and Asset Purchase Agreement (the “Purchase Agreement”) pursuant to which the Sellers agreed to sell to Houghton Mifflin Harcourt Company (the “Purchaser”) substantially all of the assets comprising the Sellers’ Educational Technology and Services (“EdTech”) business segment.

Subject to the terms and conditions of the Purchase Agreement, the aggregate purchase price is $575,000,000 payable in cash at closing, subject to a working capital adjustment. $34,500,000 of the purchase price will be deposited into an escrow account to be held for 18 months as security for potential indemnification obligations of the Sellers. Portions of such escrow will be released periodically during the 18-month period upon fulfillment of certain service levels under a transition services agreement (“TSA”) to be entered into by the Seller and the Purchaser for the provision of certain transition support services by the Sellers to the Ed Tech business after the closing.

The Purchase Agreement contains customary covenants and agreements of the parties and customary representations and warranties of the parties.

The parties intend to consummate the transaction on the later of (a) May 29, 2015 and (b) the second business day after the satisfaction or waiver of the closing conditions set forth in the Purchase Agreement including, but not limited to, termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. There can be no assurance as to when the closing conditions will be satisfied, if at all.

Subject to certain limitations, either the Sellers or the Purchaser may terminate the Purchase Agreement if the transaction has not been consummated by August 21, 2015. A termination of the Purchase Agreement under certain circumstances will entitle the Sellers to receive from the Purchaser a termination fee in an amount equal to $28,750,000.

Transition Services Agreement

As discussed above, pursuant to the Purchase Agreement, as a condition to closing the transaction the parties will enter into a TSA pursuant to which the Seller and/or its affiliates will provide certain services to the Purchaser and its affiliates that are currently provided to the EdTech business segment.

Services under the TSA will commence as of the closing date of the sale of the EdTech business segment and will continue until the second anniversary of the closing date, subject to earlier termination in accordance with the terms and provisions of the TSA. The services to be provided under the TSA will include financial management services, information technology support services, certain information technology application services, editorial services, facilities, operational and logistical support, and supply chain execution, warehouse, fulfillment and procurement services for the EdTech business segment. In exchange for each service to be provided by the Seller and/or its affiliates, the recipient of such services will pay a service charge on a monthly basis in accordance with agreed rates.

The foregoing descriptions of the Purchase Agreement and the form of TSA do not purport to be complete and are qualified in their entirety by reference to the Purchase Agreement, including the form of TSA which is an exhibit thereto. A copy of the Purchase Agreement (together with the form of TSA) is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

The Purchase Agreement is being provided solely to inform investors and prospective investors about their terms. and are not intended to provide any other factual or disclosure information about the Parent Seller or the other parties to the Purchase Agreement. The representations and warranties contained in the Purchase Agreement have been made solely for the benefit of the other parties and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	may have been qualified by disclosures that were made to the other party in connection with the negotiation of the Purchase Agreement, which disclosures are not necessarily reflected in the Purchase Agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the Purchase Agreement or such other date or dates as may be specified in the Purchase Agreement and are subject to more recent developments.

Accordingly, the representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.

Item 8.01 Other Events.

On April 24, 2015, the Parent Seller issued a press release announcing the entry into the Purchase Agreement to sell substantially all of the EdTech business segment. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) The following exhibit is filed with this report on Form 8-K:

Exhibits

Number	Description

2.1

Stock and Asset Purchase Agreement, dated as of April 23, 2015, by and among Houghton Mifflin Harcourt Publishing Company, as Purchaser, Scholastic Corporation, as Parent Seller, and Scholastic Inc., as Seller.

Schedules and similar attachments to this Exhibit 2.1 have been omitted in accordance with Regulation S-K Item 601(b)(2). Scholastic Corporation agrees to furnish supplementally a copy of all omitted schedules and similar attachments to the SEC upon its request.

99.1	Press Release, dated April 24, 2015, announcing the entry into the Purchase Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 24, 2015	SCHOLASTIC CORPORATION
(Registrant)

/s/ Richard Robinson
	Name:	Richard Robinson
	Title:	Chairman, President and Chief Executive Officer

INDEX TO EXHIBITS

Number	Description

2.1

Stock and Asset Purchase Agreement dated as of April 23, 2015, by and among Houghton Mifflin Harcourt Publishing Company, as Purchaser, Scholastic Corporation, as Parent Seller, and Scholastic Inc., as Seller.

Schedules and similar attachments to this Exhibit 2.1 have been omitted in accordance with Regulation S-K Item 601(b)(2). Scholastic Corporation agrees to furnish supplementally a copy of all omitted schedules and similar attachments to the SEC upon its request.

99.1	Press Release, dated April 24, 2015, reporting the entry into the Purchase Agreement.